Allied Research Corporation

Allied Research Corporation
8000 Towers Crescent Drive
Suite 750
Vienna, Virginia 22182

May 17, 1999

Dear Fellow Shareholders:

We are writing this letter to you as a result of an unfortunate attempt by Zilkha Capital Partners L.P. to seize control of your company. Please do not be misled. The Zilkha material, which has not yet been cleared with the Securities & Exchange Commission, offers no specific plan for maximizing shareholder value, but rather is built on phrases ranging from "unlocking shareholder value" to "restructuring the balance sheet."

WHAT IS THE ZILKHA GROUP'S TRUE AGENDA?

The Zilkha group purchased its stock on March 30, 1999 in a privately negotiated transaction. We believe that this recent purchase was made with the sole intent to attempt to take control of your company in a manner detrimental to the interest of other stockholders. Consider that shortly after their purchase, Zilkha approached your company with a $9 million convertible note financing proposal that was unnecessary, highly dilutive to shareholders and provided no benefit to your company. Furthermore, it would have given them control of one-third of the Board of Directors.

Your management and Board of Directors is always willing to listen to legitimate ideas from stockholders. In fact, the President of your company met with Zilkha to discuss their financing proposal. After careful consideration, your Board of Directors rejected their financing proposal for the following reasons:

o With more than $6 per share in cash on the balance sheet, the financing proposal by Zilkha was deemed unnecessary to carry out your company's strategic goals.

o The financing proposal would have been unfair to other shareholders. Zilkha's financing proposal presented them with the exceptional opportunity to obtain a 22.25% stake in your company at an average price of $7.85 per share, a 26% discount to the book value and undoubtedly lower than if they had purchased the shares on the open market.

o The combination of a 22.25% ownership stake and the addition of three Zilkha appointed directors to your Board, would in effect transfer a near controlling position to Zilkha, for money which the company did not need and on terms unfavorable to shareholders.

The Zilkha group claims that "the Board has continuously failed to effectively utilize and deploy the company's large cash resources." Why then would they offer to lend your company $9 million?

We believe Zilkha's motives are clear - they are self serving and detrimental to other shareholders. Upon the formal rejection of the aforementioned proposal, Zilkha's next course of action was to launch a proxy fight for all five Board seats, attempting to wrestle away control of your company. This proxy fight is Zilkha's second attempt to take control of your company without offering any benefit to all shareholders.

ALLIED RESEARCH'S GAME PLAN - POSITIONED FOR SUCCESS

Your management team believes that Allied Research is well positioned to grow in the defense business internationally, expand our commercial business sector and continue to provide a stable and increasing shareholder investment. Consider the following:

o The management team has produced 15 consecutive quarters of positive earnings and three successive years of record results. The decline in oil prices last year and earlier this year, a factor beyond the control of any management team, has resulted in a decline in order flow from our primary munitions customers in the Middle East. However, the recent increase in the price of oil is expected to accelerate the receipt of new orders which have been in negotiation for some time. Further, we are actively working on U.S. sponsored supply contracts for ammunition for two new weapon systems, one of which is at an advanced stage of negotiations.

o In the Company's most recent fiscal year, its return on assets of 11% and return on equity of 21% demonstrate the strong financial performance achieved by your existing management team. These results equal the performance of the average of the 30 companies comprising the Dow Jones Industrial Index.

o Our cash management and investment policies have resulted in a strong balance sheet that provides appropriate financing facilities for our existing business and the capacity for growth through acquisition.

o The diversification plan embarked upon several years ago with the acquisitions of VSK and IDCS is now bearing fruit as the VSK Group produces strong results in the European markets that it occupies. The Company is now well positioned to continue with the implementation of its strategic plan for diversification and growth through the aggressive pursuit of electronic security businesses in Europe as well as in the U.S.

o Seasoned leaders with extensive industry experience are in place at each operating unit who interface directly with senior management.

o Your company, along with many other small cap companies, continues to be undervalued by the market in spite of the company's strong performance.
     Management's recognition of this fact is evidenced by the Board's authorization to repurchase up to 200,000 shares on the open market.

When you look at the issues, the choice is clear. Support your current Board by marking, signing and returning the WHITE PROXY CARD in the enclosed postage paid envelope. Time is running short. It is very important that you vote today, regardless of the number of shares you own.

Thank you for your continued support.


On behalf of your Board of Directors,



J. R. Sculley,
Chairman and
Chief Executive Officer


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     IMPORTANT

     Regardless of the number of shares of Allied Research you own, your vote is important. Please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD.

     Do not vote the opposition gold proxy card, even to oppose their nominees. If you have done so by mistake already you may change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

     If you own your shares in the name of a brokerage firm, your shares will not be voted unless you give your broker specific instructions. So please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

     If you have any questions as to how to vote your shares, please call our proxy solicitor:

     Corporate Investor Communications, Inc. Toll free: (877) 460-4348

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                MAKE THE RIGHT CHOICE - VOTE THE WHITE PROXY CARD